Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of Ceres, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-179739 and 333-191379) and Form S-3 (Nos. 333-204024 and 333-207076) of Ceres, Inc. of our report dated November 23, 2015, with respect to the consolidated balance sheets of Ceres, Inc. as of August 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for each of the years in the two-year period ended August 31, 2015, which report appears in the August 31, 2015 annual report on Form 10-K of Ceres, Inc.

Our report dated November 23, 2015 contains an explanatory paragraph that states that the Company has incurred recurring losses and expects that the current level of cash and cash equivalents will only be sufficient to fund operations until January 2016, which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Los Angeles, California
November 23, 2015